Exhibit 99.1

Maxygen Reports First Quarter 2006 Financial Results

Redwood City, Calif., April 25, 2006 – Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the first quarter ended March 31, 2006. Maxygen reported a loss applicable to common stockholders of $10.7 million, or $0.30 per share, for the quarter ended March 31, 2006, as compared to income applicable to common stockholders of $7.7 million, or $0.22 per share, for the comparable period in 2005. For the quarter ended March 31, 2006, Maxygen reported a loss from continuing operations of $10.7 million, or $0.30 per share, compared to a loss from continuing operations of $8.7 million, or $0.25 per share, in 2005.

On January 1, 2006, Maxygen adopted FAS 123R and is reporting employee stock-based compensation expense in its GAAP results. Excluding the impact of FAS 123R, the Company reported a non-GAAP loss from continuing operations of approximately $9.2 million, or $0.26 per share, in the first quarter of 2006(A).

As a result of the change in Maxygen’s accounting for its investment in Codexis to the equity method of accounting, Maxygen does not consolidate the operating results of Codexis in its financial statements after February 28, 2005. Financial results for 2005 contained herein consolidate the operating results of Codexis through February 28, 2005.

Revenue in the first quarter of 2006 was $5.0 million, compared to $5.5 million for the same period in 2005. The decrease in revenue is primarily attributable to the exclusion of Codexis’s revenues in 2006, partially offset by revenue from Maxygen’s ongoing collaboration with Roche. Expenses relating to research and development increased in the first quarter of 2006 to $13.3 million, compared to $11.2 million in the same period in 2005.

At March 31, 2006, cash, cash equivalents and marketable securities totaled $180.8 million.

“We believe 2006 will be an important year for Maxygen as two of our key development programs advance to clinical development,” said Russell J. Howard, Chief Executive Officer of Maxygen. “We continue to work towards filing an IND for MAXY-G34, our next-generation G-CSF, in the third quarter of 2006 and Roche has indicated that they plan to enter clinical development with MAXY-alpha, our next-generation interferon alpha, later this year. We are also making good progress in our MAXY-VII co-development alliance with Roche. We view 2006 as a year of transformation for Maxygen from a preclinical company to a clinical development organization.”

About Maxygen

Maxygen, Inc., headquartered in Redwood City, California, is committed to the discovery, development and commercialization of improved next-generation protein pharmaceuticals for the treatment of disease and serious medical conditions. For additional information on Maxygen, including access to Maxygen’s SEC filings, please visit Maxygen’s website at www.maxygen.com.

Forward-Looking Statements

This news release contains forward-looking statements about our research and business prospects, including those relating to: our liquidity and future financial performance; our ability to develop or commercialize human therapeutic products; the timing of any filing with the FDA or any other regulatory agency by us or our collaborators with respect to the clinical development of any product candidate or the timing of commencement of any clinical trial for our product candidates; whether we will receive any event-based payments, royalties or other revenue from our exiting or future collaborations; and the success or continuation of any existing or future alliance or collaboration. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or its corporate collaborators, including Roche; the inherent uncertainties of pharmaceutical drug development; the uncertain timing of therapeutic drug development; competitors producing superior products; and our ability to establish and maintain our research and commercialization collaborations and manufacturing arrangements. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2005, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen and the Maxygen logo are trademarks of Maxygen, Inc.

Contact: Jeannine Medeiros, Investor & Public Relations, Maxygen, Inc. – tel. 650-298-5853

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2006(1)	2005(2)
	(unaudited)
Revenues:
Collaborative research and development revenue	$4,067	$4,957
Grant revenue	898	592

Total revenue	4,965	5,549

Expenses:
Research and development	13,262	11,184
General and administrative	4,318	3,775

Total operating expenses	17,580	14,959

Loss from operations	(12,615)	(9,410)

Interest income and other (expense), net	1,893	672

Loss from continuing operations	(10,722)	(8,738)
Cumulative effect of accounting change	—	16,616

Net income (loss)	(10,722)	7,878
Subsidiary preferred stock accretion	—	(167)

Income (loss) applicable to common stockholders	$(10,722)	$7,711

Basic and diluted earnings (loss) applicable per common share
Continuing operations	$(0.30)	$(0.25)
Cumulative effect of accounting change	$—	$0.47
Applicable to common stockholders	$(0.30)	$0.22

Shares used in computing basic and diluted earnings (loss) applicable per common share	35,973	35,658

(1)	Does not include operations of Codexis, Inc.
(2)	Includes operations of Codexis, Inc. through February 28, 2005.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
Cash, cash equivalents and marketable securities	$180,798	$188,323
Other current assets	8,025	9,606
Property and equipment, net	3,825	4,068
Goodwill and other intangibles, net	12,192	12,192
Other assets	341	334

Total assets	$205,181	$214,523

Current liabilities	$11,302	$11,652
Non-current deferred revenue	5,191	5,517
Long-term obligations	—	10
Stockholders’ equity	188,688	197,344

Total liabilities and stockholders’ equity	$205,181	$214,523

Footnotes

(A)	Reconciliation of non-GAAP loss from continuing operations and earnings (loss) applicable per common share (in thousands, except per share amounts):

	Three Months Ended March 31,
	2006	2005
	(unaudited)
Income (loss) applicable to common stockholders	$(10,722)	$7,711
Subsidiary preferred stock accretion	—	167
Cumulative effect of accounting change	—	(16,616)
Stock compensation expense	1,483	108

Non-GAAP loss from continuing operations	$(9,239)	$(8,630)

Shares used in computing basic and diluted earnings (loss) applicable per common share	35,973	35,638
Non-GAAP basic and diluted earnings (loss) applicable per common share	$(0.26)	$(0.24)